UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): December 9, 2020

Curis, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30347	04-3505116
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

128 Spring Street, Building C - Suite 500, Lexington, MA 02421
(Address of Principal Executive Offices) (Zip Code)

(617) 503-6500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.01 per share	CRIS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On March 4, 2020, Curis, Inc. (the “Company”) entered into a Capital on DemandTM Sales Agreement (the “Sales Agreement”) with JonesTrading Institutional Services LLC, as agent (“JonesTrading”), pursuant to which the Company could offer and sell shares of its common stock, $0.01 par value per share (the “Common Stock”), from time to time through JonesTrading, as agent, under an “at-the-market” offering program for aggregate gross sale proceeds of up to $30,000,000 (the “ATM Offering”). The Company filed a prospectus supplement with the Securities and Exchange Commission on March 6, 2020 in connection with the ATM Offering (the “Prospectus Supplement”) under the Registration Statement.

The Company terminated the Sales Agreement effective as of December 9, 2020. The Company did not incur any termination penalties as a result of the termination of the Sales Agreement. As of the effective date of the termination of the Sales Agreement, the Company had sold an aggregate of 6,298,648 shares of its Common Stock pursuant to the Sales Agreement for aggregate gross proceeds of approximately $8.3 million and net proceeds to the Company of approximately $8.1 million, after deducting commissions and offering expenses payable by the Company. The approximately $21.7 million of Common Stock that had been available for sale pursuant to the Sales Agreement remained unsold at the time of its termination. The termination of the Sales Agreement terminated any future sales of Common Stock through the ATM Offering pursuant to the Prospectus Supplement.

A copy of the Sales Agreement was filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURIS, INC.

Date: December 9, 2020	By:	/s/ James E. Dentzer
	Name:	James E. Dentzer
	Title:	President and Chief Executive Officer